As filed with the Securities and Exchange Commission on May 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	13-1432060
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

521 West 57th St

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

INTERNATIONAL FLAVORS AND FRAGRANCES INC.

2015 STOCK AWARD AND INCENTIVE PLAN

(Full Title of the Plan)

Jennifer Johnson, Esq.

General Counsel

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Telephone: (212) 765-5500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

International Flavors & Fragrances Inc. (the “Registrant”) has filed this Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) to deregister certain securities to be offered and sold under the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan (the “2015 Plan”), which were originally registered by the Registrant pursuant to its registration statement on Form S-8 (File No. 333-203902) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015 (the “2015 Registration Statement”).

On May 5, 2021, the Registrant’s shareholders approved the International Flavors & Fragrances Inc. 2021 Stock Award and Incentive Plan (the “2021 Plan”). No future grants in respect of shares of the Registrant’s common stock, value $0.125 per share (the “Common Stock”) will be made under the 2015 Plan. Pursuant to the 2021 Plan, any shares of Common Stock that remain available for issuance under the 2015 Plan as of May 5, 2021 (the “Effective Date”) and any shares of Common Stock that become available in connection with the cancellation, forfeiture, or expiration of awards issued and outstanding as of the Effective Date under the 2015 Plan or the International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan (the “2010 Plan” and collectively with the 2015 Plan, the “Prior Plans”) are to be included in the number of shares of Common Stock available for issuance under the 2021 Plan.

In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission Division of Corporate Finance (July 1997), this Post-Effective Amendment is being filed to deregister 694,690 shares of Common Stock that remained available for issuance under the 2015 Plan as of the Effective Date and that now will be available for issuance under the 2021 Plan (the “Carryover Shares”). A registration statement on Form S-8 is being filed contemporaneously with the filing of this Post-Effective Amendment to register the offer and sale under the 2021 Plan of (i) 2,290,000 newly registered shares of Common Stock, (ii) the Carryover Shares and (iii) a number of newly registered shares of Common Stock equal to the number of shares of Common Stock that are subject to outstanding awards under the Prior Plans as of the Effective Date and that may become available for issuance under the 2021 Plan in connection with the cancellation, forfeiture, or expiration of the outstanding awards under the Prior Plans.

The registration statement on Form S-8 (File No. 333-252650) filed by the Registration on February 2, 2021 in connection with the offer and sale of certain equity awards that were assumed by the Registrant and administered under the 2015 Plan, the 2015 Registration Statement and the registration statement on Form S-8 (File No. 333-171297) filed by the Registrant on December 21, 2010 in connection with the offer and sale of shares of Common Stock under the 2010 Plan, will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to awards granted under the Prior Plans that are issued and outstanding as of the Effective Date (such awards, the “Outstanding Awards”). However, if and upon the cancellation, forfeiture, or expiration of the Outstanding Awards, the number of shares of Common Stock that are subject to such Outstanding Awards will become available for issuance under the 2021 Plan. As indicated above, the offer and sale of a number of newly registered shares equal to the number of shares of Common Stock that are subject to Outstanding Awards is being registered on a registration statement on Form S-8 contemporaneously with the filing of this Post-Effective Amendment.

[SIGNATURE PAGES FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, International Flavors & Fragrances Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 5, 2021.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/Andreas Fibig
Andreas Fibig Chief Executive Officer

Name	Title

/s/ Andreas Fibig Andreas Fibig	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Rustom Jilla Rustom Jilla	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)

/s/ Dr. Kathryn Boor Dr. Kathryn Boor	Director

/s/ Edward Breen Edward Breen	Director

/s/ Carol Anthony (John) Davidson Carol Anthony (John) Davidson	Director
/s/ Michael Ducker Michael Ducker	Director
/s/ Roger W. Ferguson, Jr. Roger W. Ferguson, Jr.	Director

/s/ John Ferraro John Ferraro	Director

/s/ Christina Gold Christina Gold	Director

/s/ Ilene Gordon Ilene Gordon	Director
/s/ Dr. Matthias Heinzel Dr. Matthias Heinzel	Director
/s/ Dale Morrison Dale Morrison	Director

/s/ Kare Schultz Kare Schultz	Director

/s/ Stephen Williamson Stephen Williamson	Director